Exhibit 99.1

Bulldog Technologies Ships 1st RFID Tags and Readers to GOLIATH Solutions

New Readers and Tags Part of an Estimated 500 Retail Store Project for 2005

RICHMOND, British Columbia, March 17, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless sensor network solutions, announced today that it has shipped the first of many RFID tags and readers to GOLIATH Solutions in support of their long-range marketing compliance project with major retail firms. Estimated project size is 500 stores with each store being outfitted with both readers and tags to aid in the electronic compliance monitoring of in store assets.

“Bulldog’s sensor network products, which include long range tags and readers, are used in the monitoring, tracking and securing of cargo throughout the supply chain,” commented Richard Booth, VP Sales of Bulldog Technology. “The GOLIATH project is a natural extension of this technology to the retail floor space. Our continuing project with GOLIATH is not only a solid revenue producer for Bulldog, it is critical to our strategic vision.” The delivery of product is the result of the previously announced $1.5 Million dollar contract between Bulldog Technologies Inc. and GOLIATH Solutions.

GOLIATH electronically monitors in-store advertising materials by means of a unique RFID tag attached to any sign, fixture or point of purchase display that a manufacturer or retailer wants to monitor. The tags are wirelessly read several times a day by the in store readers and sent via phone, Internet, or paging service to GOLIATH’s central server. The data is dynamically accessible by GOLIATH customers through a secure web site.

“GOLIATH continues to be pleased with the innovation and quality of the technology being developed through the collaborative efforts of the Bulldog and GOLIATH technology team” said Robert Michelson, President and CEO of GOLIATH Solutions.

“These products fit perfectly into Bulldog’s product strategy by extending our ability to monitor assets further into the supply chain” stated John Cockburn, President and CEO of Bulldog Technologies. “We are looking forward to a long and mutually beneficial relationship as we support GOLIATH in the requirements for new readers and tags as part of the estimated project of some 500 retail stores during 2005, with additional potential to install 4,000 to 6,000 stores during 2006 and beyond. In our opinion the opportunity for this type of technology and solution is immense and this is only the tip of the opportunity. Allowing the supply chain and retailers to monitor and maximize the utility and ROI of their assets will provide more granularity to management, allowing them to make the right decisions at the right time,” he continued.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com About GOLIATH Solutions GOLIATH Solutions designs and delivers RFID solutions that track and report the presence/value of advertising and displays in retail stores. GOLIATH’s patented technology electronically monitors, verifies, and reports the daily status and location of marketing materials for its consumer packaged goods manufacturing and retailer clients. The retail channels targeted for deployment include: grocery, chain-drug, mass merchandise and convenience stores, and could potentially grow to include other specialty outlets as well. The GOLIATH leadership team includes senior executives with backgrounds from Kraft Foods, IBM and Information Resources Inc. The GOLIATH Board of Advisors include Tom Smith, former CEO/Chairman of Food Lion, Vern Brunner, former EVP Sales and Marketing and Board member of Walgreens, George Off, CEO and Chairman of Checkpoint Systems and Jerry Reitman, former EVP of Leo Burnett.

For further information, visit GOLIATH Solutions on the Web at http://www.goliathsolutions.com

Contact:

Bulldog Technologies Inc. Press Contact: Jan Roscovich PR Director (604) 271-8656 jroscovich@bulldog-tech.com	GOLIATH Solutions Marketing and Sales Edward Franczek EVP (773) 486-0613 efranczek@goliathsolutions.com
Aurelius Consulting Group Investor Contact: Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com	GOLIATH Solutions Press Contact Lisa Spathis 847-831-1367 lspathis@comcast.net